UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2013

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.

1-32853	DUKE ENERGY CORPORATION (a Delaware corporation) 550 South Tryon Street Charlotte, North Carolina 28202-1803 704-382-3853	20-2777218

1-04928	DUKE ENERGY CAROLINAS, LLC (an North Carolina limited liability company) 526 South Church Street Charlotte, North Carolina 28202-4200 704-382-3853	56-0205520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01.  Other Events.

On June 12, 2013, the North Carolina Public Staff (the “Public Staff”) filed with the North Carolina Utilities Commission (the “NCUC”) a Notice of Settlement in Principle and Motion for Extension of Time to File in connection with the rate case filed on February 4, 2013 by Duke Energy Carolinas, LLC (“DEC”).  The original filing requested a $446 million annual increase in customer rates, or an average 9.7% increase in retail revenues, based upon a 11.25% return on equity (“ROE”) and 53% equity component of the capital structure and a retail rate base of $12.0 billion as of June 30, 2012 and adjusted for known and measurable changes.

Pursuant to the Settlement in Principle between DEC and the Public Staff, the parties have preliminarily agreed to a $205 million annual customer rate increase in the first two years with customer rates increasing an additional $30 million (for a cumulative increase of $235 million) beginning in year three. The settlement is based upon an ROE of 10.2% and a 53% equity component of the capital structure. The settlement also includes support for (1) DEC’s proposed nuclear levelization accounting and (2) a new coal inventory rider allowing DEC to recover carrying cost on inventory levels in excess of a 40-day supply.

During each of the first two years of the settlement, DEC will be allowed to reduce its cost of removal liability by $30 million annually.

The Public Staff’s filing with the NCUC also asks for approval to delay intervenor testimony filing, otherwise due on June 12, 2013, to June 17, 2013.  Also on that date DEC and the Public Staff expect to file a detailed Settlement Agreement with the NCUC. The settlement is subject to the review and approval of the NCUC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: June 12, 2013	By:	/s/ Julia S. Janson
Executive Vice President, Chief Legal
Officer and Corporate Secretary

DUKE ENERGY CAROLINAS, LLC

Date: June 12, 2013	By:	/s/ Julia S. Janson
Executive Vice President and Chief Legal Officer